Exhibit 4.84
SHARE TRANSFER AGREEMENT
This SHARE TRANSFER AGREEMENT (“Agreement”) is made on  _____  , 2007, by and among: TWM Holding Co. Ltd., a company established under the laws of British Virgin Islands (“TWM”); Hurray! Holding Co., Ltd, a company established under the laws of the Cayman Islands (“CAYMAN”) (“Hurray Cayman”); and Hurray! Times Communications (Beijing) Ltd. , a wholly foreign-owned company established under the laws of the People’s Republic of China (“PRC”) (“Hurray! Times”). TWM, Hurray Cayman, and Hurray! Times are collectively referred to as the “Parties”, and each, a “Party”.
RECITALS
A.
Hurray! Times is a company engaged in the business of telecommunications software and software integration services (“Business”), with its principal place of business in the PRC ( for purpose of this Agreement, “PRC” doesn’t include Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan Island).

B.	Hurray Cayman owns 100% of the equity interest in Hurray! Times.
C.
TWM desires to purchase one hundred percent (100%) of the issued and outstanding capital stock of Hurray! Times (“Shares”), and Hurray Cayman desires to sell, assign and transfer the Shares to the Buyers.

AGREEMENT
NOW, THEREFORE, the parties agree as follows:
1. Sale and Purchase of Hurray! Times Shares
1.1 Sale and Purchase of Shares. Hurray Cayman shall sell to TWM and TWM shall purchase from Hurray Cayman the Shares for the Total Consideration (the “Total Consideration”) which shall equal to the summation of the following two parts:
1.1.1
(i) the net value of all of Hurray! Times’ assets as of July 31, 2007, which is RMB$31,937,059; the parties hereto understand that the net value of all of Hurray! Times’ assets is evaluated in accordance with the PRC GAAP and be converted by Hurray! Times on a consistent basis in accordance with the US GAAP; (ii) the up-front payment of US$600,000 (“Up-Front Payment”);

1.1.2
Earnout payment: (i) the first payment of US$400,000 (“First Payment”), provided that the Target Gross Profit (as defined in this Section) of fiscal year 2007 exceeds RMB5,000,000. If the Target Gross Profit is less than RMB5,000,000, but exceeds RMB2,000,000, the First Payment will be calculated in the following formula: First Payment = US$400,000 x (2007 Target Gross Profit — RMB1,500,000 ) / (RMB5,000,000). If the Target Gross Profit is less than RMB 2,000,000, there will be no First Payment; (ii) the second payment in the amount equal to 20% of portion of the Target Gross Profit of fiscal year 2008 exceeding RMB7,500,000 (“Second Payment”); and (iii) the third payment in the amount equal to 20% of the portion of the Target Gross Profit of fiscal year 2009 exceeding RMB18,500,000 (“Third Payment”).

For the purpose of this Agreement, “Target Gross Profit” of a specific fiscal year shall mean the earnings generated from existing software and system integration business in China excluding any hardware sales revenue and any other revenue brought in by TWM; the earnings shall be before taxes indicated in the balance sheet, income statement and cash flow statement of Hurray! Times and/or any notes thereto of such fiscal year prepared (“Financial Statement”) by Hurray! Times. The formula should be: Target Gross Profit = US GAAP gross profit + reclassified operating expenses. The Financial Statements shall be prepared by an auditor engaged by Hurray! Times (“Auditor”) in accordance with the PRC GAAP and be converted by Hurray! Times on a consistent basis in accordance with the US GAAP. The converted version of Financial Statement shall be provided for Hurray Cayman to review. If there is any discrepancy, Hurray Cayman shall raise a written objection to TWM in ten (10) days as of the date of Hurray! Cayman’s receipt of such converted version of Financial Statement, and both parties shall negotiate it in an amicable way.
1.2 Payment Terms of the Total Consideration. Subject to the terms and conditions herein, the Total Consideration shall be paid in US Dollars as follows:
1.2.1 The part of the net value of all of Hurray! Times’ assets as of July 31, 2007 and the Up-Front Payment:
(a) TWM shall pay the Up-Front Payment in full and the amount of US Dollar equivalent to RMB 2,875,161 to Hurray Cayman by electronic funds transfer to a bank account designated by Hurray Cayman on the Closing Date.
(b) TWM shall pay Hurray Cayman the remaining RMB 29,061,898 by equivalent US Dollar after Hurray! Times has collected the Account Receivables and Other Receivable which are shown in the Balance Sheet of Hurray! Times dated July 31, 2007 by electronic funds transfer to a bank account designated by Hurray Cayman. The details of the payment are as follows:
i. After collection of Account Receivables: The Parties hereto understand that Hurray! Times has account receivables in an aggregated amount of RMB 10,797,411, which are shown in Hurray! Times’ balance sheet dated July 31, 2007 (“Account Receivables”). TWM agrees to pay to Hurray Cayman the Account Receivables it collects on a quarterly basis in U.S. Dollars, provided however, if the Account Receivables is not collected before December 31, 2008, the remaining unpaid Account Receivables will be retained by and deemed as properties of Hurray! Times and Hurray Cayman cannot claim against TWM for the remaining unpaid Account Receivables.

ii After collection of Other Receivable: The Parties hereto understand that (“Hu Tong”) is under contractual obligations to pay Hurray! Times RMB 41,000,000 (“Other Receivables”). If Hurray! Times collects the Other Receivables in full, within 10 business days after collection, Hurray! Times will pay the dividends payables to Hurray Cayman, and TWM will pay RMB18,264,487 by equivalent US Dollar to Hurray Cayman. However, if Hurray! Times does not collect the Other Receivable in full before March 31, 2008, Hurray! Times will write off all the Other Receivables as bad debt and give up its right to collect it, and Hurray Cayman will also give up its right to claim the RMB22,735,513 to be paid by Hurray! Times in the form of dividend payable and the RMB18,264,487 to be paid by TWM.
(c) The Parties hereto understand that, for the encouragement of Hurray! Times’ collection of Account Receivables, Hurray Cayman may under its sole decision, return 2-5% of the Account Receivables to TWM and TWM shall use its best effort to ensure that Hurray! Times will deliver the equivalent amount of money to the managers of Hurray! Times as bonus.
1.2.2	The part of earnout payment:
(a) The First Payment shall be paid in full to Hurray Cayman by electronic funds transfer to a bank account designated by Hurray Cayman within ten (10) Business Days from the delivery by the Auditor of (i) the Financial Statements for fiscal year 2007, and (ii) a statement indicating the amount of Target Gross Profit for fiscal year 2007 calculated in accordance with Section 2.1(b). “Business Day” means any day, excluding Saturdays and Sundays, on which commercial banks in Hong Kong Special Administration Region (“Hong Kong”) and the PRC are open for business during their normal business hours.
(b) The Second Payment shall be paid in full to Hurray Cayman by electronic funds transfer to a bank account designated by Hurray Cayman within ten (10) Business Days from the delivery by the Auditor of (i) the Financial Statements for fiscal year 2008 and (ii) a statement indicating the amount of Target Gross Profit for fiscal year 2008.
(c) The Third Payment shall be paid in full to Hurray Cayman by electronic funds transfer to a bank account designated by Hurray Cayman within ten (10) Business Days from the delivery by the Auditor of (i) the Financial Statements for fiscal year 2009 and (ii) a statement indicating the amount of Target Gross Profit for fiscal year 2009.
1.3 In the event that (i) TWM fails to make any payment when due under this Agreement, TWM shall have ten (10) Business Days (“Grace Period”) upon receiving a written notice given by Hurray Cayman to be delivered both by certified mail and by fax to the recipients as set forth in the Notice section of this Agreement indicating such failure by TWM to make the foregoing payment in full, and (ii) if any over-due payment by TWM shall remain unpaid at the end of the Grace Period, interest on overdue payment shall accrue at the US Dollars interest rate announced by the People’s Bank of China on the payment day.
1.4 For the purpose of this Agreement, the exchange rate between US Dollars and RMB will be the average of the CNY base rate announced by the China Foreign Exchange Trade System & National Interbank Funding Center on the date when this Agreement is executed and on the date when the payment will be paid.

2.	Closing
2.1 Closing. Subject to the satisfaction of all of the Closing Conditions as set forth in Section 2.2 or the waiver by TWM thereof, the consummation of the Transfer shall take place at the office of Hurray! Times, located at 16/F, Tower B Gateway Plaza, No. 18 Xia Guang Li, North Road, East Third Ring, Chaoyang District, Beijing, within five (5) Business Days from the date of that all Closing Conditions (as defined in Section 2.2) are met or such other place and time as the Parties may mutually agree (“Closing” and the date on which the Closing takes place shall be referred to as “Closing Date”). The following actions shall be carried out at the Closing on the Closing Date:
(a) TWM shall pay the amount of US Dollar equivalent of RMB2,875,161 and the Up-Front Payment by electronic funds transfer to a bank account designated by Hurray Cayman on the Closing Date;
(b) The relevant Parties shall execute and deliver all the Transaction Documents listed hereto as Schedule 1 (“Transaction Documents”) that have not been executed prior to the Closing.
(c) A sufficient and complete application for the registration and approval of the share transfer of Hurray! Times Shares shall be submitted by a person designated and authorized by Hurray Cayman and approved by TWM to do so to the relevant Administration of Industry and Commerce on the Business Day immediately following the Closing. Hurray Cayman, Hurray! Times, and Hurray Cayman director (namely, Mr. QinDai Wang and Jesse Liu) hereby agree to take all actions that are necessary for the completion of the registration and approval.
2.2 Closing Conditions
(a) Unless otherwise waived before the Closing Date by TWM, the following conditions (“Closing Conditions”) must be satisfied by the relevant Warrantor (as defined in this section) responsible for satisfying those conditions before TWM shall be obliged to carry out its obligations at Closing:
(i) Representations and Warranties. The representations and warranties of each of the Warrantors shall be true and accurate on and as of the Closing Date with the same effect as if made on and as of the Closing Date. “Warrantor” shall mean Hurray! Times and Hurray Cayman.
(ii) Qualifications. All authorizations, approvals, or permits or other regulatory requirements, if any, of any governmental authority or regulatory body that are required under CAYMAN laws or PRC laws or Taiwan laws in connection with the duly and lawful signing of this Agreement shall have been duly obtained or fulfilled and shall remain effective as of the Closing Date, including but not limited to (a) Approval Certificate of High Technology Enterprise; (b) Certificate of Verification for Software Enterprises; (c) Certificate of Qualification for Computer information system integration; (d) the Foreign Investment Approval from the Investment Commission of Taiwan.

(iii) Approval. A sufficient and complete application for the approval of the transactions contemplated herein shall be submitted with the Ministry of Commerce or its branches, and the approval herein shall be granted prior to the Closing date.
(iv) Good Standing Certificate. Hurray Cayman shall have delivered to TWM or its legal counsel at or before the Closing a certified copy of Hurray Cayman’s Certificate of Incorporation.
(v) Legal Opinion. Hurray Cayman or the relevant Warrantors shall have delivered to TWM, and TWM shall have delivered to Hurray Cayman a legal opinion issued by a reputable PRC law firm reasonable acceptable to TWM and Hurray Cayman on the validity and enforceability of execution and deliver of this Agreement, in substantially the form attached hereto as Schedule 2 and Schedule 4.
(vi) Due Diligence. TWM has not been informed by any of the Warrantors of any Material Adverse Event which actually occurred prior to the Closing or has a likelihood to occur. For purpose of this Agreement, “Material Adverse Event” means (i) with respect to the Transaction Documents, any change, event, or effect that materially and adversely affects the validity, content and/or enforceability thereof or the ability of Hurray Cayman and/or Hurray! Times to perform their obligations under the Transaction Documents and (ii) with respect to the Group and/or a Group Company, any change, event, or effect that is materially adverse to the business, operations, assets, financial condition, prospects of the Group and/or a Group Company. For purposes of this Agreement, “Group” or “Group Companies” means Hurray Cayman and Hurray! Times.
(b) Conditions Subsequent. All Parties shall each use its best effort to cause Hurray! Times in the accomplishment as soon as possible of the following conditions subsequent after the Closing.
(i) the application and registration of the trademark with competent government authority;
(ii) the application for the Software Product Registration Certificate of the software to competent government authority;
(iii) the entering into of a lease agreement between Hurray! Times and the Landlord regarding the original area used by Hurray! Times; if the Landlord is still unwilling to enter into a lease agreement with Hurray! Times, Hurray Cayman shall provide assistance for the rental issue.
(iv) the Closing Conditions waived by TWM on or prior to the Closing.
3. Representations and Warranties of the Warrantors to TWM
As of the date of this Agreement up to, and including the Closing Date as though made on each day and up to the Closing Date, each of the Warrantors hereby jointly and severally represents and warrants to TWM, except as set forth in the disclosure schedule attached hereto as Schedule 3 (“Disclosure Schedule”), as follows:

3.1 Transfer of Shares
(a) Hurray Cayman has and as of the Closing Date shall have good and marketable title to the Shares free and clear of all liens, security interests, claims, options, charges or encumbrances. None of the Shares are subject to any outstanding agreements of sale or rights of third parties to acquire any interest therein. The Shares constitute all of the capital stock of Hurray! Times. Hurray Cayman has the right and authority to execute, deliver, and perform this Agreement and all Transaction Documents delivered in connection herewith and to sell and transfer the Shares to TWM. To Hurray Cayman’s knowledge, this Agreement, and all Transaction Documents, constitute a valid, enforceable and legitimate contract that is binding upon the parties thereto in accordance with its terms;
(b) the execution, delivery and/or performance of this Agreement and all Transaction Documents will not result in any material violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any law, regulation, administrative measure, judgement or order of any competent court or arbitration panel, (ii) any policy of any of the Network Operators through which Hurray! Times delivers its services and products or collects payments for the purchase or subscription of Hurray! Times’ services and products, (iii) the by-laws or any constitutional provision of Hurray Cayman or Hurray! Times; or (iv) any material agreement, obligation or commitment to which Hurray Cayman or Hurray! Times is a party or by which either of them is bound. For purposes of this Agreement, “Network Operators” or “Operators” shall mean China Mobile Communications Corporation, China United Communications Corporation, China Telecommunications Corporation, China Netcom Corporation, China Tietong Communications Co., Ltd. and other entities duly licensed to engage in the basic telecommunications business as such term is defined in the “PRC Telecommunications Regulatory Measures” and any of the affiliates, subsidiaries and branches of the foregoing entities.
3.2 Hurray! Times’ Corporate Organization and Authority. Hurray! Times
(a) is a wholly foreign-owned company duly established, validly existing and is authorized to exercise all its corporate powers, rights and privileges under the laws of PRC;
(b) has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted and as is authorized to be conducted;
(c) has not given any powers of attorney currently in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on behalf of Hurray! Times.
3.3 Capitalization of Hurray! Times
(a) The registered capital of Hurray! Times is US$3,000,000. All of Hurray! Times Shareholders have fully paid the requisite amount into the registered capital of Hurray! Times in the amount and within the time limit as required by the relevant PRC laws and regulations. An accurate and complete list of Hurray! Times’ Shareholders and the capital structure is set forth in Schedule 3.1.

(b) Hurray! Times’ Shares are not considered State-owned assets or property rights.
(c) Hurray! Times’ Shares are transferable to TWM as intended and contemplated in this Agreement.
3.4 Subsidiaries. At the date of this Agreement, Hurray! Times does not have any Subsidiaries, and is not participant in any joint venture, partnership, or other similar arrangement.
3.5 Financial Statements
(a) The Financial Statements attached hereto as Schedule 3.2 have been prepared in accordance with the requirements of the relevant statutes and on a consistent basis in accordance with the US GAAP, showing a true and fair view of the assets, liabilities, and financial condition of Hurray! Times for the period concerned. No changes in the policies of accounting have been made in preparing the accounts of Hurray! Times for each of its previous financial periods ended on July 31, 2007 (“Balance Sheet Date”), except as stated in the balance sheets and income statements for such period.
(b) Provision for liabilities, etc. Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Balance Sheet Date have been made in the Financial Statements to the extent required under US GAAP.
(c) No Guarantee. Hurray! Times has not provided any guaranty to any person.
(d) Extraordinary/exceptional items. The results shown by the Financial Statements on the Balance Sheet Date have not (save for therein disclosed) been affected by any extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements unusually high or low.
(e) Provision for Taxation. The Financial Statements reserve or provide in full for all Taxation for which a Group Company was liable at the Balance Sheet Date, and whether or not the Group Company has or may have any right of reimbursement against any other Person, the Financial Statements have provided for in full for any contingent or deferred liability to Taxation to the extent required under US GAAP.
(f) Acquisition of assets. None of Hurray! Times’ assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of an arm’s length transaction.

3.6 Changes since Balance Sheet Date
(a) General Changes. Since the Balance Sheet Date, the business of Hurray! Times has been carried on in the ordinary course and maintained as a going concern; and there has been no material adverse change in the financial position or trading prospects of each of Hurray! Times.
(b) Specific Changes. Since the Balance Sheet Date:
(i) there has not been any change in the assets, liabilities, financial condition or operations of any of Hurray! Times except changes in the ordinary course of business which have not been, either in any case, or in the aggregated, materially adverse;
(ii) none of the amounts under any guarantees or secured by the mortgages, charges, liens or Encumbrance disclosed in the Financial Statements has been increased beyond the amount shown in the Financial Statements and no material guarantee, mortgage, charge, lien or Encumbrance has been entered into, given or created since the Balance Sheet Date;
(iii) no business of Hurray! Times has been materially adversely affected by the loss of any material contract, including but not limited to the cooperation agreements with Network Operators, and none of the Warrantors are aware of any facts which are likely to give rise to any such effects;
(iv) Unless otherwise provided in this Agreement, no dividends, bonuses or distributions have been declared, paid or made by Hurray! Times;
(v) there has not been any waiver or compromise granted by Hurray! Times of a valuable right owned by it or of a material debt owing to it; and
(vi) there has been no adverse change to any material contract or agreement which Hurray! Times or any of its assets is bound by or subject to.
(vii) there has no any condition or event of any character which has materially and adversely affected Hurray! Times’ business or prospects.
3.7 Taxation
(a) General. Hurray! Times has timely made or filed all tax return and has duly and punctually paid all Taxation which it has become liable to pay as of the date of this representation and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all respects with all legislation relating to Taxation applicable to it. Hurray! Times is not involved in any dispute or investigation in relation to Taxation. For purpose of this Agreement, “Taxation” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by any governmental authority or other taxing or similar authority in any part of the world, including Social Insurance Contributions, and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof.

(b) Overseas Business. Hurray! Times has only carried on their trade, business or other activities in the PRC expect in Macao Special Administration Region and Taiwan Island and do not have any overseas subsidiary or associated or related company (as such terms are used in relation to Tax in any foreign country).
(c) Secondary Liability. No event, transaction, act or omission has occurred which could result in Hurray! Times becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person other than Hurray! Times.
(d) Favorable Tax Treatment. Hurray! Times was duly qualified or in due possession of the specific status for any favorable tax treatment it has actually claimed, including but not limited to the waiver of income tax it has claimed on the basis of Hi-tech Enterprise Status.
3.8 Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of Hurray! Times have been properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial position of Hurray! Times and of its fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.
3.9 Accounts Receivable. Unless otherwise provided in this Agreement, all accounts receivable of Hurray! Times reflected on the Balance Sheet are valid receivable subject to no material setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts reflected in the Balance Sheet.
3.10 Litigation. There is no action, proceeding, or investigation against Hurray! Times, pending or, to the Knowledge of the Warrantors, threatened, or any basis for any such action, proceeding, or investigation, including (without limitation) any action, proceeding or investigation that challenges or calls into question the validity of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event. There is no judgment, decree, or order of any court or award or finding of any arbitration or tribunal body, in effect against Hurray! Times, and none of Hurray! Times is in default with respect to any order of any governmental authority to which it is a party or by which it is bound. There is no action, suit, proceeding, or investigation by Hurray! Times currently pending or which Hurray! Times presently intends to initiate.
3.11 Title to Properties; Liens and Encumbrances. Unless otherwise provided in this Agreement, Hurray! Times has good and marketable title to all its owned properties and assets, both real and personal, including without limitation all owned properties and assets as set forth in the Financial Statements, and has good title to all its leasehold interests, in each case free from any Encumbrance. With respect to the properties and assets leased by Hurray! Times, that Hurray! Times is in compliance with any such leases to which it is a party, and such leases are in full force and effect.

3.12 Condition of Assets. The Assets are currently in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used. All current inventory of Hurray! Times is of merchantable quality and saleable in the ordinary course of Hurray! Times’ business.
3.13 Intellectual Property Rights
(a) Hurray! Times has independently developed and own or possess sufficient legal rights to all Intellectual Property Rights (including registrations and applications to register or renew such rights), and licenses of any of the foregoing necessary for its business as now conducted and as proposed to be conducted (collectively, the “Group Intellectual Property”), without any infringement of the rights of others. Schedule 3.3 contains true, complete and accurate lists of all material Intellectual Property Rights presently owned by Hurray! Times and Hurray! Times has the right to use under the agreements, all the material Intellectual Property Rights set out in Schedule 3.3 There are no outstanding options, licenses or agreements of any kind relating to the Group Intellectual Property, nor is Hurray! Times bound by or are parties to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity except, in either case, for standard end-user agreements with respect to “off-the-shelf” computer software that is generally commercially available. Hurray! Times is in compliance with all material terms of any material licenses by which it uses any Group Intellectual Property, and each such material license is in full force and effect. Each licensor thereof is in compliance with all material terms of the respective license. Hurray! Times is not aware of the existence of any fact or circumstance that would give the licensor thereof grounds under the terms of such license to cancel, terminate or suspend such license. There is no expectation by Hurray! Times that any licenses material to the operation of Hurray! Times will not be renewed in the ordinary course of business on terms that are commercially reasonable which will result in a Material Adverse Event. Hurray! Times has not received any written communications alleging that it has violated or, by conducting its businesses as presently conducted or proposed to be conducted, would violate any of the Intellectual Property Rights of any other person or entity. To the Knowledge of the Warrantors, no employee of Hurray! Times is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the normal business of Hurray! Times, or that would materially conflict with Hurray! Times’ business as presently conducted or proposed to be conducted. To the Knowledge of the Warrantors, it is not necessary for Hurray! Times to utilize any Intellectual Property Rights of any employees of Hurray! Times made prior to employment by Hurray! Times, except for Intellectual Property Rights that have been assigned to Hurray! Times.
(b) Other than pursuant to the Transaction Documents, none of Hurray! Times or the Warrantors has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Group Intellectual Property.
(c) Hurray! Times has taken all necessary action to protect and preserve (i) the validity and enforceability of trade and service marks and associated goodwill included in the Group Intellectual Property, if any; (ii) the enforceability of copyrights and the confidentiality, validity and enforceability of pending patent applications included in the Group Intellectual Property, if any; and (iii) the validity and enforceability of patents included in the Group Intellectual Property, if any; and (iv) the confidentiality and enforceability of trade secrets and the confidentiality of other proprietary information included in the Group Intellectual Property.

(d) No material trade secret or confidential information constituting Group Intellectual Property has been used, divulged or appropriated for the benefit of any person other than Hurray Cayman or Hurray! Times or otherwise to the detriment of Hurray! Times, except pursuant to appropriate non-disclosure agreements. None of the Warrantors, current employees or consultants of Hurray! Times has used any trade secrets or other confidential information of any other Person in the course of work for Hurray! Times, except with the legally valid consent of such Person.
(e) Hurray! Times has no written agreements or, to the Knowledge of the Warrantors, any oral agreements with current or former employees or consultants with respect to the ownership of Group Intellectual Property, including inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have exclusive or nonexclusive rights to any portion or part of the Group Intellectual Property created by such individual.
(f) Hurray! Times does not use any processes nor is it engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information (“IP Confidential Information”) belonging to any third party. To the Knowledge of the Warrantors, there has been no actual or alleged misuse by any Person of any IP Confidential Information belonging to Hurray! Times. To the Knowledge of each of the Warrantors, none of the Warrantors and current or former officers, employees or consultants of Hurray! Times have disclosed to any Person any IP Confidential Information of Hurray! Times except where such disclosure was properly made in the normal course of the Hurray! Times’ business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by Hurray! Times.
(g) No government funding, facilities of any university, college or other educational institution or research center or funding from third parties (other than funds received in consideration of capital stock of Hurray! Times or issuance of debt) was used in the development of any Group Intellectual Property.
(h) No Public Software (A) was or is used in connection with the development of any Group Intellectual Property, or (B) was or is incorporated in whole or in part, or has been distributed in whole or in part in conjunction with any product or serviced provided by any Hurray! Times. “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (such as, without limitation, Unix or Linux) or similar licensing or distribution models, including but not limited to, software licensed or distributed under any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g. PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. For purpose of this Agreement,

(i) Hurray! Times has exerted all reasonable efforts in assuring the adequate authority of each of the parties by which Hurray! Times is currently licensed or otherwise authorized to use or otherwise dispose of any content or other intellectual properties.
3.14 Contracts and Commitments
(a) Schedule 3.4 lists each of the following contracts or agreements (if any) of each of Hurray! Times:
(i) any material contract entered into otherwise than in the ordinary course of business;
(ii) all material documents evidencing or creating indebtedness for borrowed money of Hurray! Times with a remaining principal balance in excess of RMB100,000 individually and outstanding on the date of this agreement which will not be retired or repaid on or prior to the Closing Date;
(iii) any material agreement or arrangement otherwise than by way of an arm’s length transaction;
(iv) all agreements between Hurray! Times and Network Operators in PRC and/or any subsidiaries, branches or affiliates thereof
(v) any sale or purchase option or similar contract or arrangement affecting any material assets owned or used by Hurray! Times or by which Hurray! Times is bound;
(vi) any contract which cannot readily be fulfilled or performed by Hurray! Times on time or without undue or unusual expenditure of money or effort;
(vii) any agreement whereby Hurray! Times is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association, except for those relating to the Dissolving Subsidiaries;
(viii) any agreement whereby Hurray! Times is, or has agreed to become, a party to any distributorship or agency agreement other than in the ordinary course of business;
(ix) any agreement with a customer which constitutes five percent (5%) or more of the annual sales of Hurray! Times on an annual basis;
(x) any agreement with a supplier which constitutes five percent (5%) or more of the total supply of that Hurray! Times on an annual basis;
(xi) any inter-company agreements and arrangements between any Group Companies.

(b) True and complete copies of the contracts and agreements disclosed pursuant to this Section have been made available to TWM. (i) each contract and agreement disclosed pursuant to Section 3.14 is valid and binding on Hurray! Times thereto, and is in full force and effect in accordance with its respective terms, (ii) Hurray! Times has never been in breach of, or default under, any such contract or agreement, and no event exists that, but for the giving of notice or passage of time, would result in breach thereof or default thereunder, and no events exists that, but for the giving of notice or passage of time, would result in such a breach or default by the other party thereto.
3.15 Employee Relations and Compensation Plans
(a) General
(i) Other than the employment agreements set forth in Schedule 3.5, there are not in existence any contracts of service with directors of the Warrantors nor any consultancy or management agreements with Hurray! Times Companies.
(ii) There are not in existence any contracts of service with employees of Hurray! Times which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than statutory severance payments) and Hurray! Times has not received notice of resignation from any key employees or directors.
(iii) There are no existing contracts of service with any employees of Hurray! Times carrying remuneration and of all directors entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate since the incorporation of Hurray! Times, in excess of US$50,000 per annum per person.
(iv) There are no amounts owing to any present or former directors or employees of Hurray! Times other than remuneration accrued due or for reimbursement of business expenses.
(v) There is no agreement or understanding (contractual or otherwise) between Hurray! Times and any employee or ex-employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).
(vi) Hurray! Times has entered into with its employees as listed in the Schedule 3.6 of this Agreements, an employment agreement listed in the Schedule 3.5 and including such contents as non-competition, non-disclosure and IP property assignment, etc.
(b) Payments on termination. Save to the extent (if any) to which provision or allowance has been made in the Financial Statements and except for those which would not be reasonably expected to result in a Material Adverse Effect:
(i) No liability has been incurred by Hurray! Times for breach of any contract of service, contract for services, payments under any applicable laws or for any other obligations resulting from and accruing after the termination of any contract of employment or for services; and

(ii) Hurray! Times has not made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.
(c) Compliance with relevant legislation, etc. Except for those which would not be reasonably expected to result in a Material Adverse Effect, Hurray! Times has in relation to each of its employees (and, so far as relevant, to each of its former employees):
(i) complied with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees, especially on social insurance; and
(ii) maintained current, adequate and suitable records regarding the service of each of its employees.
(d) Proprietary Information and Inventions Agreements. Each former and current employee, officer and consultant of Hurray! Times has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course of their employment or engagement by Hurray! Times shall belong to such Hurray! Times.
(e) Trade Union.
(i) Hurray! Times does not have any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes; or
(ii) Hurray! Times is not involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.
(f) Incentive Schemes. Hurray! Times does not in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors or employees.
3.16 Transactions with Affiliates. No director of Hurray! Times, no spouse, parent, sibling, child or other relative or family member of any such director, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from Hurray! Times, other than in the ordinary course of business; and (ii) no director of Hurray! Times, no spouse, parent, sibling, child or other relative or family member of any such director, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of Hurray! Times or in any firm or corporation that competes with Hurray! Times. For the purpose of this Agreement, “Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under the common Control with, the first-mentioned Person.

3.17 Governmental and Third Party Consents. Except for relevant filing procedures with the Administration for Industry and Commerce and its local branches or otherwise provided in the Schedule 3.7, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority on the part of Hurray! Times will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents which has not already been secured or effected prior to the Closing.
3.18 Licenses. Hurray! Times has all material franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted (“Licenses”). Each of the Licenses is in full force and effect and a list of such Licenses is attached hereto as Schedule 3.8. Except as disclosed in Schedule 3.8, Hurray! Times has been never in default in any respect under any of its Licenses and has not received any notice relating to the suspension, revocation or modification of any such Licenses and has no Knowledge of any event or occurrence or act or omission on the part of Hurray! Times that would or should serve as sufficient notice to Hurray! Times, or that would or should serve as sufficient ground, for the suspension, revocation or modification of any such Licenses. The execution of the Transaction Documents and the execution and implementation of the transactions contemplated therein do not adversely affect the Licenses held by Hurray! Times.
3.19 Qualifications and Status. Every qualification or status based on which Hurray! Times has claimed or received deduction, waiver, benefit, financial support or any favorable treatment has been duly procured and was in full effect as of the time such qualification or status was relied upon.
3.20 Full Disclosure. Each of the Warrantors has provided TWM with all the information that TWM has requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other Transaction Documents, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.
3.21 Not Disclosure. Nothing other than the information as set forth in this Agreement and/or any schedule attached hereto shall be deemed a disclosure to TWM in connection with the execution and delivery of this Agreement.
3.22 Brokers and Finders. None of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties by Hurray! Times (other than reasonable legal fees) in connection with the transactions contemplated by this Agreement.

3.23 Penalty. Hurray! Times has not been imposed with any form of material penalty, fines, sanctions, suspensions, monetary or otherwise, which has not already been settled in full or set aside, and none of Hurray! Times have received any written notice with respect to any material penalty, fines, sanctions, suspensions, and to the best Knowledge of Hurray! Times, it is not aware of any material penalty, fines, sanctions, suspensions that may be imposed upon it or any events, circumstances, conditions or facts which may result in the imposition of the penalty, fines, sanctions, suspensions upon it which will result in a Material Adverse Event.
3.24 Separate Warranty. Each warranty is a separate and independent warranty and shall not be deemed qualified, limited, altered or amended by any other warranty or any term of this Agreement.
4. Representations and Warranties of TWM. As of the date hereof, TWM represents and warrants to the Warrantors as follows:
4.1 Authorization. TWM has obtained all the relevant corporate authorities that are required for the execution, delivery and performance of this Agreement and TWM has obtained all the relevant corporate authorities that are required for the execution, delivery and performance of this Agreement and Transaction Documents.
4.2 No Conflict. The execution, delivery and/or performance of this Agreement (i) does not violate any law, regulation, administrative measure, judgment or order of any competent court or arbitral body, (ii) does not violate or conflict with the constitutional documents of TWM, and (iii) does not conflict with or constitute a breach of any agreement to which TWM or any of its Affiliates is a party, nor would it cause expiry, cancellation or early termination of any of the agreements to which TWM or any of its Affiliates is a party.
5. Covenants for the Period Preceding the Closing
5.1 Resolutions, Contracts or Commitments. Each of the Warrantors, severally and jointly, covenants with TWM that, except as required by this Agreement or the Transaction Documents, no resolution of the directors, owners, members, partners or Shareholders of Hurray! Times shall be passed nor shall any contract or commitment (other than commercial agreements entered into in the ordinary course of business) be entered into from the date of this Agreement up to, and including the Closing Date without the written consent of TWM.
5.2 Business Operations. Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by this Agreement or any of the Transaction Documents or with the written consent of TWM, from the date of this Agreement and at all times up to and including the Closing Date, each of the Warrantors undertakes, and shall cause Hurray! Times to comply with, the following restrictions and requirements (except for any non-compliance which would not be reasonably expected to have a Material Adverse Effect):
(a) carry on its business prudently in the usual and ordinary course consistent with past practice and, subject to the compliance with applicable laws, use its best efforts to preserve its relationships with customers, suppliers and other third parties having business dealings with any of Hurray! Times;

(b) not amend, alter or repeal, whether by merger, reclassification or otherwise any provision of its memorandum or articles of incorporation, and other by-laws or equivalent constitutional documents;
(c) not increase, reduce, consolidate, sub-divide or cancel its authorized capital or total investment or issued capital or registered capital;
(d) not change its name or the name under which it carries on business;
(e) not change its jurisdiction of incorporation;
(f) not make any composition or arrangement with its creditors;
(g) not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;
(h) not change its nature or scope (including the geographical scope) of the business or not commence or carry on any type of business not ancillary or deviating from its existing business; not consolidate or merge with any other business, which is not part of its existing business of as at the date of this Agreement;
(i) not offer, sell or issue, or enter into any agreement or issue any instrument providing for the offer, sale or issuance (contingent or otherwise) of, any shares or convertible securities, or any equity securities of Hurray! Times ;
(j) not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement;
(k) not make any investment or incur any commitment other than in the ordinary course of business;
(l) not borrow any sum which when aggregated with all other outstanding borrowings of Hurray! Times exceeds US$50,000 other than in the ordinary course of Hurray! Times’ business.
(m) not sell, dispose of or transfer any of its assets, business or shares;
(n) not create any Encumbrance (other than a lien arising by operation of law) over the whole or any part of its undertaking, property or assets;
(o) not enter into any contract for transaction or expenditure the value of which exceeds US$50,000 unless with the prior written consent of TWM and not to enter into any contract other than in the ordinary course of business and on arm’s length terms;
(p) not make any loan or advance or give any credit (except trade credit to customers in the ordinary course of business); not to give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person;

(q) not amend, alter, terminate or resolve any material contract; and
(r) not agree in writing or otherwise to take any of the foregoing actions.
5.3 Subsequent Disclosure. If at any time before Closing, any of the Warrantors comes to know of any fact or event which, save for any matter already qualified herein by specific reference to any Schedule hereto:
(a) is in any way inconsistent with any of the representations and warranties given by any of the Warrantors resulting in a Material Adverse Event, and/or
(b) suggests that any fact warranted by any of the Warrantors may not be as warranted or may be misleading resulting in a Material Adverse Event, and/or
(c) would be material to any decision made by a prudent strategic investor in similar situations as to whether or not to enter into this Agreement and/or consummate the transactions contemplated herein the Warrantor shall give immediate written notice thereof to TWM and the other Parties and rectify the matters to the satisfaction of TWM within five (5) Business Days from the date the written notice is delivered to TWM, and in the event the Warrantor fails to rectify the matters to the satisfaction of TWM within the 5-day period, TWM may terminate this Agreement without any penalty whatsoever, by delivering written notice of such termination, within fourteen (14) Business Days from the expiration of the 5-day period.
5.4 Exclusivity. From and after the date hereof until Closing or other termination hereof, no parties shall, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than TWM) concerning any merger, consolidation, sale of material assets, or other business combination involving Hurray Cayman or Hurray! Times or Hurray! Times, or to sell the Shares, or (ii) provide any non-public information concerning prospective acquirer (other than TWM)
6. Special Covenants and Stipulations. Each of TWM, the Warrantors, and Hurray! Times s covenants respectively with respect to the matter relevant to such Person as follows:
6.1 Rescission. As a separate and independent remedy to TWM for the events set forth below and in addition to other remedies available to TWM, TWM shall have the right to terminate this Agreement and to be repaid all or the portion of the Total Considerations that has been paid pursuant to Article 2 above, or renegotiate the Total Considerations or other terms and conditions under this Agreement if any of the following events occurs during the period commencing from the signing date of this Agreement up to the Closing Date: Hurray! Times ceasing to hold any of licenses or permits required for its business operation, including but not limited to the operation of its software and system integration business.

6.2 Material Breach. The failure by any of the Warrantors in carrying out any one of the following covenants shall constitute a material breach and the party in breach shall be liable for the specific damage as provided herein:
(a) The Warrantors shall jointly and severally use their best efforts to cause each of the Personnel under Software Providing Agreement or System Integration Service Agreement to duly perform pursuant to such agreements.
(b) Each of the Warrantors shall jointly and severally use their best efforts in causing each manager to duly perform pursuant to the relevant Employment Agreement.
(c) The Parties hereto acknowledge that the determination of the majority of the Consideration depends upon the performance of Hurray! Times in years 2007, 2008 and 2009 and the Parties hereby agree that for the purpose of making accurate determination of the Consideration, the performance of Hurray! Times will be assessed as if Hurray! Times is an independent operation and any transaction between Hurray! Times and an affiliate of TWM shall be conducted in an arm-length manner.
(d) It is the understanding of the parties hereto that, subject to the relevant provisions contained in this section and elsewhere in this Agreement, if any, the managers will be given sufficient autonomy with respect to the management and operation of Hurray! Times; provided that managers shall not cause Hurray! Times to take any actions, engage in any activities or carry out any transaction that (1) is inconsistent with Hurray! Times Business scope, and (2) is inconsistent with the restrictions set forth in the relevant Employment Agreement, and TWM shall not exercise its control power over Hurray! Times to change such autonomy.
(e) Hurray Cayman agrees to pay all the Taxation related to the operation of Hurray! Times in the ordinary course of business that Hurray! Times becomes liable to pay on or before July 31, 2007. Besides, Hurray Cayman agrees to be responsible for all punishments, sanctions, penalties or any other liabilities imposed by relevant tax authorities with respect to any unlawful action before July 31, 2007 of Hurray! Times.
7. Confidentiality and Announcements
7.1 Disclosure of Terms. Each Party acknowledges that (i) the terms and conditions (collectively, the “Transaction Terms”) of the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, and (ii) any information obtained by TWM and/or its Affiliates regarding the assets, properties, operations, financial performance and condition, and business of Hurray! Times shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.
7.2 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary, a Party may only disclose: (i) information which was in the public domain or otherwise known to such Party before it was furnished to such Party by any other Party or, after it was furnished to such Party, entered the public domain other than as a result of a breach by such Party of this Agreement; (ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain Tax or other clearances or consents from any relevant authority.

7.3 Other Information. The provisions of this Section shall be in addition to, and is not in substitution for, any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated in this Agreement.
8. Non Competition. Except as disclosed on Schedule 3.9, as of the date of the signing of this Agreement, Hurray Cayman and any of its Affiliated Enterprise shall not, in any circumstance, directly or indirectly operate in any form such business as system integration business. For purpose of this article, “Affiliated Enterprise” shall mean an affiliated enterprise or entity of Hurray Cayman, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or management company, and “control” shall mean (a) an ownership interest, directly or indirectly, of fifty percent (50%) or more in such enterprise or entity; or (b) the ability to direct the management or policies of such enterprise or entity, whether through ownership, contract, or otherwise. For the agreements listed on Schedule 3.9, Hurry Cayman will cause its Affiliated Enterprise to return 5% of the account receivable to Hurray! Times as bonus, and Hurray! Times will perform contractual obligations under the agreements listed on Schedule 3.9 and collect all receivable amounts on the behalf of Hurray Cayman and/or its Affiliated Enterprise.
9. Long-Stop Date. In the event that any conditions to the Closing hereunder is not fulfilled or waived within one hundred and eighty (180) Business Days as of the signing date of this Agreement, or after all the Closing Conditions are met, but the Closing shall not have occurred on or prior to March 31, 2008, whichever is earlier, (“Long-Stop Date”), each of the parties may terminate this agreement by giving to each of the other Parties a written notice indicating such intent of the terminating Party. Notwithstanding any termination of this Agreement and notwithstanding the non-consummation of any transaction contemplated under the Transaction Documents, the obligations of the Parties specified in Article 7 shall continue unimpaired and in full force and effect.
10. Indemnity.
10.1 The Warrantors jointly and severally agree to indemnify and hold harmless TWM and assigns of TWM, and TWM agrees to indemnify and hold harmless the Warrantors, (each of the Party being indemnified under this clause is called an “Indemnitee”), against any and all Indemnifiable Losses (as defined below) to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from, or related to, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the relevant Party in or pursuant to this Agreement. For purposes of this clause, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any Taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

10.2 The Parties hereto further agree that should the final award or agreement instates any liability against any of the Warrantors and thus, a payment obligation in favor of TWM, then TWM shall be fully entitled to set-off such amount against any payment obligation of TWM in favor of any of the Warrantors whether under this Agreement or under any other of the Transaction Documents.
11. Miscellaneous
11.1 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of People’s Republic of China.
11.2 Dispute Resolution
(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.
(b) The arbitration shall be conducted through the [Hong Kong International Arbitration Centre/ICC London] (“HKIAC”). There shall be three (3) arbitrators. Each disputing Party to the dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing Parties or, failing which the HKIAC shall appoint the third arbitrator, as the Chairman.
(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Domestic Arbitration Rules of the Hong Kong International Arbitration Centre as administered by the HKIAC at the time of the arbitration.
(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive laws of PRC and shall not apply any other substantive law.
(e) Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.
(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.
(g) Either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five (5) Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To:	Hurray! Cayman

Address: 15/F, Tower B Gateway Plaza, No. 18 Xia Guang Li, North Road, East Third Ring, Chaoyang District, Beijing
Telephone: 86-10-84555566
Fax: 86-10-84555555 Addressee: Wang Qindai

To:	Hurray! Times

Address: 16/F, Tower B Gateway Plaza, No. 18 Xia Guang Li, North Road, East Third Ring, Chaoyang District, Beijing
Telephone: 86-10-84555566
Fax: 86-10-84555555 Addressee: Xiang Songzuo

To:	TWM

Address: 13-1F, 172-1, Sec.2, Ji-Lung Rd., Taipei 106, Taiwan
Telephone: 886-2-66366979
Fax: 886-2-66369889
Addressee: Harvey Chang
Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.5 by giving the other Parties written notice of the new address in the manner set forth above.
11.4 Force Majeure. Any Party shall be entitled to terminate this Agreement if any representation or warranty contained in this Agreement is or becomes untrue, incomplete or inaccurate as a consequence of any Force Majeure Event between the time of signing of this Agreement up to the Closing Date. For purposes of this Agreement, “Force Majeure Event” shall mean acts of God, natural disasters, war, fire, strike, riots, change in law or any other events which are unforeseeable and cannot be overcome and cannot be avoided by the prevented Party.

11.5 Amendment of this Agreement. Any provision of this Agreement may be amended by a written instrument signed by all the Parties.
11.6 Entire Agreement. Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits and Schedules to this Agreement, constitute the entire contract among the Parties with respect to the transactions and subject matters under this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the Parties (including any prior representations or warranties given by the Parties) regarding the subject matters of this Agreement is superseded by this Agreement. For the avoidance of doubt, in the event of any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.
11.7 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the Parties.
11.8 Survival of Warranties. The representations, warranties, covenants and stipulations of each of the Warrantors contained in this Agreement shall survive the execution and delivery of this Agreement, other Transaction Documents and the Closing until the three (3) year anniversary of the Closing, except for those regarding taxation and/or social security, which shall survive until the expiration of the statute of limitations.
11.9 Further Assurances. From and after the date of this Agreement, upon the request of TWM, each of the Warrantors shall execute and deliver such instruments, documents or other writings as may be necessary or desirable to confirm and carry out and to fully give effect the intent and purposes of this Agreement, or as the case may be the rest of the Transaction Documents.
11.10 Fees and Expenses. Each Party shall bear its own costs and expenses relating to the discussion, preparation, negotiation and the execution of this Agreement and other Transaction Documents and activities taken by each of the parties in connection therewith and the implementation of, performance under, and the completion of the transactions contemplated in, this Agreement and other Transaction Documents (collectively, “Transaction Expenses”); provided that all Transaction Expenses incurred by or on behalf of Hurray! Times shall be borne by Hurray Cayman.
11.11 Severability. To the extent permitted under the applicable laws, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under the applicable laws, but if any provision of this Agreement is held to be prohibited by or invalid under the applicable laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.12 Cross Default. Any material breach by a party to a Transaction Document shall constitute a material breach by such party under all of the Transaction Documents executed by such party.
11.13 Counterparts. This Agreement may be executed in three counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.14 Headings. The headings of the clauses of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.
IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

TWM Holding Co. Ltd.

By:

Name: Wang Qindai Title: Chief Executive Officer

Hurray! Holding Co., Ltd

By:

Name: Harvey Chang Title: Chairman

Hurray! Times Communications (Beijing) Ltd.

By:

Name: Xiang Songzuo Title: Legal Representative

Appendix

Schedule Number	Name of Document
Schedule 1	Transaction Documents
1.1	Revised Memorandum and Articles of Association
1.2	Director Appointment Letter
1.3	Hurray! Cayman Board Resolution
1.4	Hurray! Times Board Resolution
1.5	TWM Board Resolution
Schedule 2	Legal Opinion

Schedule 3	Disclosure Schedule
3.1	List of Hurray! Times’ Shareholders and the capital structure
3.2	Financial Statements
3.3	List of all material Intellectual Property Rights
3.4	Lists of important contracts or agreements
3.5	Existing Employment agreement of Hurray! Times
3.6	List of employees of Hurray! Times
3.7	List of Governmental and Third Party Consents
3.8	List of material franchises, permits, licenses
3.9	List of the SI agreements that are exceptions to the non-competition clause

Schedule 4	Legal Opinion

SCHEDULE 1
Transaction Documents
Revised Memorandum and Articles of Association
Director Appointment Letter
Board Resolutions

SCHEDULE 2
Legal Opinion

SCHEDULE 3
Disclosure Schedule

SCHEDULE 4
Legal Opinion